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                                                                  Exhibit 10.10

                              Consulting Agreement


This Agreement is made effective as of April 01, 1997, by and between inTest Corporation, of 2 Pin Oak Lane, Cherry Hill, New Jersey 08003, and Stuart F. Daniels, of 103 Ramblewood Road, Moorestown, New Jersey 08057.

In this Agreement, the party who is contracting to receive services shall be referred to as "inTest", and the party who will be providing the services shall be referred to as "Daniels."

Daniels has a background in Automatic Testing Equipment, Intellectual Property, and licensing matters and is willing to provide services to inTest based on this background.

inTest desires to have services provided by Daniels.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on April 01, 1997, Daniels will provide the following services (collectively, the "Services"): Searching for and analyzing patents and other intellectual properties relating to inTest's technology interests.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Daniels shall be determined by Daniels. inTest will rely on Daniels work as many hours as may be reasonably necessary to fulfill Daniels' obligations under this Agreement.

3. PAYMENT. inTest will pay a fee to Daniels for the Services based on $150.00 per hour. This fee shall be payable monthly, no later than the last day of the month following the period during which the Services were performed. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Daniels shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Daniels has not yet been paid.

4. EXPENSE REIMBURSEMENT. Daniels shall be entitled to reimbursement from inTest for "out-of-pocket" expenses incurred in providing services including, but not necessarily limited to:

         -    travel and lodging expenses
         -    meals
         -    Costs of purchasing copies of patents and related services

5. NEW PROJECT APPROVAL. Daniels and inTest recognize that Daniels' Services will include working on various projects for inTest. Daniels shall obtain the approval of inTest prior to the commencement of a new project.

6.      TERM/TERMINATION. This Agreement shall be effective for a period of 1
(one) year and shall automatically renew for successive terms of the same duration, unless either party provides 60 days written notice to the other party prior to the termination of the applicable initial term or renewal term.

7. RELATIONSHIP OF PARTIES. It is understood by the parties that Daniels is an independent contractor with respect to inTest, and not an employee of inTest. inTest will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of

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Daniels. Further, Daniels is a Director of inTest, and the services rendered by
Daniels to inTest under this consulting agreement shall amount to less than the larger of $25,000 per year or 10 percent of Daniels' Schedule C income.

8. DISCLOSURE. Daniels is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of inTest. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

         -    a product or product line of inTest
         -    a manufacturing process of inTest

9. EMPLOYEES. Daniels' employees, if any, who perform services for inTest under this Agreement shall also be bound by the provisions of this Agreement.

10. ASSIGNMENT. Daniels' obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of inTest.

11. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property") conceived, originated, suggested, or developed by Daniels as a direct result of Daniels' hire hereunder:

         a. Said Intellectual Property shall be the sole property of inTest, and inTest shall have and enjoy all right, title, and interest thereto as owner.

         b. Daniels shall convey, transfer, and assign to inTest any and all right, title, or interest that Daniels may have in and to said Intellectual Property.

         c. Daniels agrees to disclose all said Intellectual Property to inTest and to execute any and all reasonable and legal documents and, for compensation, do any further reasonable and legal acts as may be requested by inTest from time to time in order for inTest to advantageously utilize said Intellectual Property.

12. CONFIDENTIALITY. Daniels recognizes that inTest has and will have the following information:

         -    inventions
         -    products
         -    prices
         -    apparatus
         -    costs
         -    discounts
         -    future plans
         -    business affairs
         -    process information
         -    trade secrets


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         -    technical information
         -    customer lists
         -    products design information
         -    copyrights

         and other proprietary information (collectively, "Information") which are valuable, special and unique assets of inTest and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Daniels agrees that Daniels will not at any time or in any manner, either directly or indirectly, use any Information for Daniels' own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of inTest. Daniels will protect the Information and treat it as strictly confidential.

13. UNAUTHORIZED DISCLOSURE OR INFORMATION. If it appears that Daniels has disclosed (or has threatened to disclose) Information in violation of this Agreement, inTest shall be entitled to an injunction to restrain Daniels from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. inTest shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

14. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

15. RETURN OF RECORDS. Upon termination of this Agreement, Daniels shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Daniels' possession or under Daniels' control and that are inTest's property.

16. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for inTest:

inTest Corporation
Hugh T. Regan, Jr.
Treasurer and Chief Financial Officer
2 Pin Oak Lane
Cherry Hill, New Jersey 08003

IF for Daniels:

Stuart F. Daniels
103 Ramblewood Road
Moorestown, New Jersey 08057

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.


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17.     AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written construed, and enforced as so limited.

19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

20. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New Jersey.


Party receiving services:
inTest Corporation


By: /s/ Hugh T. Regan, Jr.                          /s/ Alyn R. Holt
    -------------------------                       -------------------
    Hugh T. Regan, Jr.                              Alyn R. Holt
    Treasurer and Chief Financial Officer           Chairman & C.E.O.
    inTest Corporation                              inTest Corporation


Party providing services:
Stuart F. Daniels


By: /s/ Stuart F. Daniels
    ----------------------
    Stuart F. Daniels



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